                                                                 EXHIBIT (4)-4

                       STOCK PLUS INVESTMENT PLAN ADDENDUM


     THIS STOCK PLUS INVESTMENT PLAN ADDENDUM ("Addendum") to the Wisconsin Energy Corporation Stock Transfer Service Agreement is entered into this _____ day of February, 1995, by and between Wisconsin Energy Corporation, a Wisconsin corporation ("Company"), and The First National Bank of Boston, a national banking association ("Provider").

     WHEREAS, the Company and Provider have entered into a Stock Transfer Service Agreement (the "Service Agreement") effective September 26, 1994; and

     WHEREAS, pursuant to the Service Agreement, Provider agreed to act as administrator for the Company's Stock Plus Investment Plan, as last amended effective February __, 1995 (the "Plan"); and

     WHEREAS, the Company and Provider wish to set forth certain obligations and responsibilities of the Provider as administrator of the Plan in addition to those already contained in the Service Agreement.

     NOW, THEREFORE, the Company and Provider agree as follows:

     1. PLAN SERVICES. In addition to the Services set forth in the Service Agreement, the Provider agrees to provide all services described as being provided by the administrator, in the manner so described, in the Company's Prospectus, dated February __, 1995 (the "Prospectus"), containing the Plan. Furthermore, the Provider agrees to comply with all the other terms and conditions of the Plan, as set forth in the Prospectus. All of the obligations and responsibilities of the Provider, as administrator of the Plan, that are described in the Prospectus shall constitute "Services" as defined in the Service Agreement.

    2. INDEPENDENT AGENT. Provider agrees to act as an "agent independent of the issuer" within the meaning of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Accordingly, (i) Provider hereby confirms that it is not an "affiliate" of the Company, as defined in Rule 10b-18, and (ii) neither the Company nor any affiliate of the Company shall exercise any direct or indirect control or influence over the times when, or the prices at which, Provider may purchase shares of Company Common Stock ("Common Stock") for the Plan, the amounts of Common Stock to be purchased, the manner in which the Common Stock is to be purchased, or the selection of a registered broker-dealer through which such purchases may be executed. Provider represents and warrants that any registered broker-dealer it may select to effect purchases of Common Stock for the Plan will also act as an agent independent of the issuer. It is understood by the Provider that no bids or purchases of Common Stock shall be made for the purpose of creating actual, or apparent, active trading in or raising the price of the Common Stock.

     3. COMPLIANCE WITH LAWS. Provider represents and warrants that it, and any registered broker-dealer selected by it, will comply with all applicable federal and state laws and regulations in carrying out the administration of the Plan. The Provider acknowledges that the Company intends to comply with all the requirements set forth in the letter from the Director of Market Regulation of the Securities and Exchange Commission to The Securities Transfer Association, Inc., dated December 1, 1994 (the "Securities Transfer Association Letter"), with regard to dividend reinvestment and stock purchase plans. Provider represents and warrants that it, and any registered broker-dealer selected by it, will comply with all applicable terms and conditions set forth in the Securities Transfer Association Letter, including, but not limited to, maintaining required reports and other information and completing partial or complete withdrawals from the Plan (including requests for the sale of Common Stock) within 30 days of receipt of such requests.

     4. TEMPORARY INVESTMENTS. Pending investment in Common Stock or settlement of Common Stock purchases, the Provider may temporarily invest initial or optional cash investments and cash dividends in temporary investments selected by it. Any losses to the Plan resulting from any such temporary investments will be reimbursed by the Provider.

     5. INTEGRATION. This Addendum shall be considered part of the "Agreement" as defined in the Services Agreement.

     6. DEFINED TERMS. Unless otherwise defined, terms used in this Addendum shall have the same meaning as defined in the Service Agreement.

     IN WITNESS WHEREOF, the parties have executed this Stock Plus Investment Plan Addendum to the Wisconsin Energy Corporation Stock Transfer Service Agreement as of the date first above written.




                                            WISCONSIN ENERGY CORPORATION



                                            By:  ____________________________

                                            Name:  __________________________

                                            Title:  _________________________



                                            THE FIRST NATIONAL BANK OF BOSTON



                                            By:  ____________________________

                                            Name:  __________________________

                                            Title:  _________________________














                                     - 2 -